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Exhibit 12.1

COMPUTATION OF CONSOLIDATED EARNINGS RATIOS
(Dollars in thousands)

	Three Months Ended March 31 2006	Year Ended December 31
		2005	2004	2003	2002	2001
Computation of Ratio of Consolidated Earnings to Fixed Charges
Income from Continuing Operations before Income Tax	$110,657	$377,013	$385,201	$325,412	$265,043	$209,596
Add Interest Expense	16,081	58,636	52,416	46,317	44,325	42,187
Add Interest Credited on Investment Products	189,714	726,301	649,216	647,695	900,930	944,098

Earnings before Interest, Interest Credited on Investment Products and Taxes	$316,452	$1,161,950	$1,086,833	$1,019,424	$1,210,298	$1,195,881

Earnings before Interest, Interest Credited on Investment Products and Taxes Divided by Interest expense and Interest Credited on Investment Products	1.5	1.5	1.5	1.5	1.3	1.2

Computation of Ratio of Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products
Income from Continuing Operations before Income Tax	$110,657	$377,013	$385,201	$325,412	$265,043	$209,596
Add Interest Expense	16,081	58,636	52,416	46,317	44,325	42,187

Earnings before Interest and Taxes	$126,738	$435,649	$437,617	$361,729	$309,368	$251,783

Earnings before Interest and Taxes Divided by Interest Expense	7.9	7.4	8.3	8.0	7.0	6.0

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  Exhibit 12.1
COMPUTATION OF CONSOLIDATED EARNINGS RATIOS (Dollars in thousands)